Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-74413, No. 333-83937, No. 333-39918, No. 333-45362, No. 333-48752 No.
333-62860, and No. 333-117652 on Form S-3 and in Registration Statements No. 333-83935, No. 333-41186, and No.333-114712 on Form S-8 of MediaBay, Inc. of our
report dated April 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2002 as described in Note 2), appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 28, 2005